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                                                                      Exhibit 12

                                Legg Mason, Inc.
        Computation of Consolidated Ratios of Earnings to Fixed Charges
                             (dollars in thousands)


                                                                           Years Ended March 31,
                                                        2003          2002          2001          2000          1999
                                                    -------------------------------------------------------------------
Earnings before income taxes                         $ 308,321     $ 253,249     $ 265,820     $ 254,438     $ 156,811

Fixed charges:
      Interest expense                                  87,136       127,271       175,389       134,383        94,974
      Portion of rental expense representative
      of interest factor*                               22,469        23,341        22,315        17,312        14,457
Earnings available for fixed charges                   417,926       403,861       463,524       406,133       266,242

Fixed charges:
      Interest expense                                  87,136       127,271       175,389       134,383        94,974
      Portion of rental expense representative
      of interest factor*                               22,469        23,341        22,315        17,312        14,457
Total fixed charges                                  $ 109,605     $ 150,612     $ 197,704     $ 151,695     $ 109,431

Consolidated ratios of earnings to fixed charges           3.8           2.7           2.3           2.7           2.4


* The portion of rental expense representative of interest factor is calculated as one third of the total of Rent, Marketing Data Services, Maintenance, DP Service Bureau, and Equipment Rental expenses.